Exhibit 10.37

Summary of Unwritten Compensation Arrangements
Applicable to Non-Employee Directors of Overstock.com, Inc.

The Company pays its non-employee directors (other than James V. Joyce, who serves as a consultant to the Company) $60,000 annually, at the rate of $15,000 per quarter. The Company also grants restricted stock units to directors, generally at the first Board meeting after the director first joins the Board, and periodically thereafter. In 2008 the Company granted restricted stock units to non-employee directors as follows:

Name	Grant Date	Number of Restricted Stock Units Granted (1)
Allison H. Abraham	May 13, 2008	5,000
Barclay F. Corbus	May 13, 2008	5,000
Joseph J. Tabacco, Jr.	May 13, 2008	5,000
James V. Joyce(2)	January 14, 2008	15,000

(1)                                 Each restricted stock unit represents a contingent right to receive one share of Overstock.com, Inc. common stock. The restricted stock units vest as to 25% at the close of business on the first anniversary of the date of grant, 25% at the second anniversary of the date of grant , and the remaining 50% at the third anniversary of the date of grant. Vested shares will be delivered promptly after the restricted stock units vest.

(2)                                 Mr. Joyce serves as a consultant to the Company, and also joined the Company’s board of directors on January 14, 2008. On January 13, 2009, the Compensation Committee awarded an additional 10,000 restricted stock units to Mr. Joyce.

The Company also reimburses directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Haverford Valley, L.C., an affiliate of the Company, and certain affiliated entities which make travel arrangements for our executives, also occasionally make travel arrangements for directors to attend Board meetings, for which the Company reimburses Haverford Valley at rates not in excess of commercially available airline rates. The following table sets forth information concerning compensation paid or accrued by the Company to each non-employee member of the board of directors (including Mr. Joyce, who serves as a consultant to us) during the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards(1) ($)	Total ($)
Allison H. Abraham	$60,000	$12,808	$72,808
Barclay F. Corbus	$60,000	$12,808	$72,808
Joseph J. Tabacco, Jr.	$60,000	$12,808	$72,808
James V. Joyce	$360,000	$33,673	$393,673

(1)                                 Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R) and thus includes amounts from awards granted in and prior to 2008. At December 31, 2008, the number of options held by each non-employee director was as follows: Ms. Abraham: 30,000; Mr. Corbus: 15,000; Mr. Tobacco: 15,000; and Mr. Joyce: 40,000. At December 31, 2008, the number of restricted stock units held by each non-employee director was as follows: Ms. Abraham: 5,000; Mr. Corbus: 5,000; Mr. Tobacco: 5,000; and Mr. Joyce: 15,000.